Exhibit 10.3
MEDTRONIC, INC.
2014 EMPLOYEES STOCK PURCHASE PLAN

1.
Purpose of Plan. Medtronic, Inc. (hereinafter referred to as the “Company”) proposes to grant to Employees of the Company and of certain of its Subsidiaries the opportunity to purchase common stock of the Company. Such common stock shall be purchased pursuant to this Plan, which is the MEDTRONIC, INC. 2014 EMPLOYEES STOCK PURCHASE PLAN (hereinafter referred to as the “Plan”). The Company intends that the Plan qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code of 1986, as amended, and shall be construed in a manner consistent with the requirements of Section 423, or any successor provision, and the regulations thereunder. The Plan is intended to encourage stock ownership by all Employees of a Participating Employer, and to be an incentive to them to remain in its employ, improve operations, increase profits and contribute more significantly to the Company’s success.

2.	Definitions.
(a)    “Board of Directors” shall mean the Company’s Board of Directors.
(b)    "Code" shall mean the Internal Revenue Code of 1986, as amended.
(c)    “Committee” shall mean three or more directors designated by the Board of Directors to administer the Plan under Paragraph 3 hereof, who are considered to be non-employee directors within the meaning of Rule 16b-3 of the Exchange Act.
(d)    “Corporate Transaction” shall mean (i) a dissolution or liquidation of the Company, (ii) a sale of substantially all of the assets of the Company, (iii) a merger, consolidation or reorganization of the Company with or into any other corporation, regardless of whether the Company is the surviving corporation, or (iv) a statutory share exchange or consolidation (or similar corporate transaction) involving capital stock of the Company.
(e)    “Employee” shall mean any individual who, as of the eligibility date established under Paragraph 5 hereof, is classified as a regular employee, of the Company or a Participating Employer; provided, however, that classification of regular employee shall not exclude any employee that would not be permitted to be excluded from the Plan under Section 423 of the Internal Revenue Code. If a person is not considered to be a regular employee of the Company or a Participating Employer in accordance with the preceding sentence, a subsequent determination by the Company, a Participating Employer, any governmental agency, or a court that the person is a common law employee of the Company or a Participating Employer, even if such determination is applicable to prior years, will not have a retroactive effect for purposes of eligibility to participate in the Plan.
(f)    “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
(g)    “Internal Revenue Code” shall mean the U.S. Internal Revenue Code of 1986, as amended.
(h)    “Participant” shall mean an Employee who has elected to participate in the Plan.
(i)    “Participating Employer” shall mean Medtronic, Inc. and all of its Subsidiaries (or any of their successors and assigns, by merger, purchase or otherwise, that thereby become

Subsidiaries), except for those Subsidiaries that Medtronic, Inc. elects from time to time, by resolution duly adopted by its Board of Directors, the Committee or the Committee’s delegate pursuant to Paragraph 3 hereof, to be ineligible to participate in this Plan.
(j)    “Purchase Period” shall mean a period during which Participants are eligible to purchase shares of the Company’s common stock according to the terms of the Plan. Purchase Periods shall be calendar quarters with the first such quarterly Purchase Period commencing January 1, 2015 and terminating March 31, 2015, and succeeding quarterly Purchase Periods following consecutively thereafter.
(k)    “Rate of Exchange” shall mean the Rate of Exchange used by the Company to record transactions on its financial records each month in which the payroll deductions or refunds are processed.
(l)    “Salary” shall mean the amount paid during the applicable Purchase Period by the Participating Employer to or for the Participant as cash compensation, including, without limitation, sales commissions, formula bonus and short-term incentive plan payments, overtime, Salary continuation payments and sick pay. Salary shall be calculated before deduction of (A) any income or employment tax withholdings or (B) any contributions made by the Participant to any Code Section 401(k) salary deferral plan or Code Section 125 cafeteria benefit program now or hereafter established by the Company or any Participating Employer. Salary shall not include any contributions made on the Participant’s behalf by the Company or any Participating Employer to any employee benefit or welfare plan now or hereafter established (other than Code Section 401(k) or Code Section 125 contributions deducted from such Salary).
(m)    “Subsidiary” shall mean any corporation in the chain of corporations defined as a subsidiary of the Company in Section 424(f) of the Internal Revenue Code or any successor provision.
(n)    “Termination of Employment” shall mean an Employee’s complete termination of employment with Medtronic, Inc. and all of its Subsidiaries. In the event that any Subsidiary of Medtronic, Inc. ceases to be a Subsidiary of Medtronic, Inc., the Employees of such Subsidiary shall be considered to have terminated their employment as of the date such Subsidiary ceases to be a Subsidiary, whether or not they continue in employment with such former Subsidiary.

3.
Administration. The Committee shall administer the Plan. Subject to the express provisions of the Plan, the Committee shall have full authority, in its discretion, to interpret and construe any and all provisions of the Plan, to adopt rules and regulations for administering the Plan, and to make all other determinations deemed necessary or advisable for administering the Plan. The Committee’s determination on the foregoing matters shall be conclusive. No member of the Board of Directors or the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any option granted or stock issued under the Plan.

The Board of Directors shall fill all vacancies on the Committee and may remove any member of the Committee at any time, with or without cause. All determinations of the Committee shall be made by a majority vote of its members. Any decision which is made in writing and signed by a majority of the members of the Committee shall be effective as fully as though made by a majority vote at a meeting duly called and held.

4.
Duration And Purchase Periods Of The Plan. The Plan will commence as of January 1, 2015, and will terminate ten (10) years thereafter, unless extended by the Board of Directors. Notwithstanding the foregoing, this Plan shall be considered of no force or effect and any options granted hereunder shall be considered null and void unless the holders of a majority of all of the issued and outstanding shares of the common stock of the Company approve the Plan within the twelve (12) consecutive month period immediately preceding or following the date of adoption of the Plan by the Board of Directors.
The Plan shall be carried out in a series of consecutive calendar quarters with the first such quarterly Purchase Period commencing January 1, 2015, and ending March 31, 2015. Each Purchase Period shall commence immediately after termination of the previous Purchase Period. In the event that all of the stock reserved for grant of options hereunder is issued pursuant to the terms hereof prior to the commencement of one or more of the scheduled Purchase Periods, or the number of shares remaining for optioning is so small, in the opinion of the Committee, as to render administration of any succeeding Purchaser Period impracticable, such Purchase Period or Purchase Periods may be canceled. Notwithstanding anything in the Plan to the contrary, the Board of Directors, the Committee or the Committee’s delegate pursuant to Paragraph 3 hereof may, in its, her or his discretion, designate a different commencement date for a Purchase Period.

5.
Eligibility. Each Employee who is employed by a Participating Employer immediately preceding the commencement date of a Purchase Period shall be eligible to participate in the Plan for such Purchase Period, provided that he or she has satisfied the enrollment requirements described in Paragraph 6.

6.
Participation. Participation in the Plan is voluntary. An eligible Employee may elect to participate in the Plan for any Purchase Period by completing the Plan payroll deduction form provided by his or her Participating Employer and delivering it to the Participating Employer or its designated representative not later than the date preceding the commencement date of the Purchase Period specified by the Senior Vice President, Chief Human Resources Officer of the Company (or such other individual as may be designated by the Committee), which form shall comply with the requirement of Section 423(b)(5) of the Code that all Employees who elect to participate in the Plan shall have the same rights and privileges. All forms under the Plan may be paper and/or electronic in nature.

An Employee who elects to participate in the Plan for any Purchase Period shall be deemed to have elected to participate in the Plan for each subsequent consecutive Purchase Period unless such Participant elects to discontinue payroll deductions during a Purchase Period or exercises his or her right to withdraw all amounts previously withheld as provided in Paragraph 9(a). In this event, the Participant must submit a change of election form or a new payroll deduction form, as the case may be, to participate in the Plan for any subsequent Purchase Period. The Participant may also increase his or her participation for any subsequent Purchase Period by submitting a new payroll deduction form during the enrollment period prior to that Purchase Period.

7.	Payroll Deductions.
(a)    Each Employee electing to participate shall indicate such election on the Plan payroll deduction form by designating that percentage of his or her Salary that he or she wishes to have deducted. Such percentage shall be stated in whole percentage points and shall be not less than two percent (2%) nor more than ten percent (10%) of the Participant’s Salary, or such other minimum and maximum percentages as the Committee or Senior Vice President, Chief Human Resources Officer (or such other individual as may be designated by the Committee), may establish from time to time prior to the start date of a Purchase Period, but not to exceed fifteen percent (15%).
Payroll deductions for a Participant shall commence on the first payday coinciding with or immediately following the commencement date of the Purchase Period and shall terminate on the last payday immediately prior to or coinciding with the termination date of that Purchase Period, unless sooner terminated by the Participant as provided in Paragraphs 7(b) or 9 hereof. The authorized deductions shall be made over the pay periods of such Purchase Period by deducting from the Participant’s Salary for each such pay period that percentage as specified by the Participant as of the commencement date of the Purchase Period. Except for a Participant’s rights to reduce or discontinue deductions pursuant to Paragraphs 7(b) and 9 hereof, the same percentage deduction shall be applied against the Participant’s Salary for each pay period during such Purchase Period, whether or not the Participant’s Salary level increases or decreases after the commencement date of such Purchase Period.
The extent to which a Participant may actually exercise his or her option shall be based upon the amount actually withheld for such Participant as of the termination date of the Purchase Period.
(b)    A Participant shall not be entitled to increase the percentage amount to be deducted in a given Purchase Period after the delivery deadline specified in Paragraph 6 for filing his or her payroll deduction form. The Participant may elect at any time prior to or during a Purchase Period to decrease the percentage amount to be so deducted or discontinue any further deductions in a given Purchase Period by filing an amended election form at least ten (10) days prior to the first payroll date as of which such decrease or discontinued deduction is to become effective, or such other date as determined by the Committee or Senior Vice President, Human Resources (or such other individual as may be designated by the Committee) prior to the start date of a Purchase Period. In the event of such a decrease or discontinuance of deductions, the extent to which such Participant may exercise his or her option as of the termination date of the Purchase Period shall depend upon the amount actually withheld through payroll deductions for such Participant. A Participant may also completely discontinue participation in the Plan as provided in Paragraph 9 hereof.
(c)    Payroll deductions which are authorized by Participants who are paid compensation in foreign currency shall be maintained in payroll deduction accounts (as provided in Paragraph 11) in the country in which such Participant is employed until exercise of the option. Upon exercise of the option granted to such Participant, the amount so withheld shall be used to purchase up to the maximum number of shares of stock which is subject to that Participant’s option pursuant to Paragraph 8(a)(i) below, determined on the basis of the Rate of Exchange for currency as of the exercise date. Upon exercise of the option, the option price shall be paid to the Company in dollars after having been converted at the Rate of Exchange as of the exercise date, and the extent to which the Participant may exercise his or her option is dependent, in part, upon the Rate of Exchange as of such date.

8.	Options.
(a)    Grant of Option.

(i)
Number Of Shares. A Participant who is employed by the Participating Employer as of the commencement date of a Purchase Period shall be granted an option at termination date of that Purchase Period to purchase that number of whole shares of common stock of the Company by dividing the total amount actually credited to that Participant’s account under Paragraph 7 hereof by the option price set forth in Paragraph 8(a)(ii), provided such option shall be subject to the limitations in Paragraph 8(a)(iv).

(ii)
Option Price. The option price per share for such common stock shall be eighty-five percent (85%) of the fair market value per share of such common stock on the termination date of the Purchase Period.

(iii)	Fair Market Value. The fair market value of the Company’s common stock on such date (or the last preceding business day if such date is a Saturday, Sunday or holiday) shall be computed as follows:

A.     If the Company’s common stock shall be listed on any national securities exchange, then such price shall be computed on the basis of the closing sale price of the common stock on such exchange on such date, or, if no sale of the common stock has occurred on such exchange on that date, on the next preceding date on which there was a sale of the common stock;
B.     If the common stock shall not be so listed, then such price shall be the mean between the highest bid and asked prices quoted by a recognized market maker in the common stock on such date; or
C.     If the common stock shall not be so listed and such bid and asked prices shall not be so quoted, then such price shall be determined by an investment banking firm acceptable to the Company.

(iv)	Limitations On Purchase. Anything herein to the contrary notwithstanding:
A.    A Participant shall not have the right to purchase common stock under all employee stock purchase plans of the Company, its Subsidiaries or its parent, if any, at a rate which exceeds Twenty-Five Thousand Dollars ($25,000) of fair market value of such stock as determined at the time such option is granted (which is equal to $21,250 of stock at 85% of fair market value on the termination date of the Purchase Period) for each calendar year in which such option is outstanding at any time.

B.    No Employee shall be granted an option if, immediately after the grant, such Employee would own stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company, its parent, if any, or of any Subsidiary of the Company. For purposes of determining stock ownership under this subparagraph (B), the rules of Section 424(d) of the Internal Revenue Code, or any successor provision, shall apply, and stock that the Employee may purchase under outstanding options shall be treated as stock owned by the Employee.

C.    The Committee may, in its discretion, limit the number of shares available for option grants during any Purchase Period, as it deems appropriate.
(b)    Exercise of Option. Except as otherwise specified in Paragraph 9, the Participant’s option for the purchase of such number of shares of common stock as determined pursuant to Paragraph 8(a) will be exercised automatically for him or her as of the termination date of that Purchase Period. In no event shall a Participant be allowed to exercise his or her option for more shares than can be purchased with the payroll deductions actually credited to his or her account during such Purchase Period, whether or not the deductions actually credited are less than the full amount to be credited as determined on the commencement date of the Purchase Period pursuant to Paragraph 7(a) hereof, it being intended that the sufficiency of amounts actually credited to a Participant’s account be a condition to the exercise of the option by such Participant.

(i)
Fractional shares of common stock will not be issued under the Plan. For Participants who use their funds to purchase the maximum amount of stock permissible at the end of a Purchase Period, any cash amount that remains in the Participant’s account because it is insufficient to purchase a whole share of common stock shall be held in the account until the exercise date of the next subsequent Purchase Period, at which time it will be included in the funds used to purchase common stock for that Purchase Period, except as set forth in

Paragraph 9 or the Committee, in its discretion, elects to pay out such cash amount to Participants.

(ii)
Upon issuance of the common stock to the Participant at the end of a Purchase Period, the dividends payable on such stock will be automatically reinvested in the Company’s common stock under the Medtronic, Inc. Dividend Reinvestment Plan (the “DRP”) unless the Committee, in its discretion, determines otherwise. The Participant has the right, upon written notice to the Company’s designated agent, to elect instead to receive the dividends directly by check.

(c)    Issuance And Delivery Of Stock. As promptly as practicable after the termination date of any Purchase Period, the Company will issue the stock purchased under the Plan. The Company may determine, in its discretion, the manner of delivery of common stock purchased under the Plan, which may be by electronic account entry into new or existing accounts, delivery of stock certificates or such other means as the Company, in its discretion, deems appropriate. The Company may, in its discretion, hold such stock on behalf of the Participants during the restricted period set forth in Paragraph 8(d) below.
(d)    Restrictions On Resale Or Transfer Of Stock. Shares of common stock acquired by a Participant hereunder may not be sold or transferred until after the earlier of: (1) the one-year anniversary of the date on which the shares were issued; or (2) the death of the Participant. Notwithstanding the preceding sentence, the Committee may require that the Participant not transfer such shares for any additional period determined by the Committee to be necessary to ensure that the Company or any Participating Employer is able to meet its reporting requirements pursuant to Section 423 of the Internal Revenue Code.
Any attempt by the Participant to sell or transfer such shares in violation of this Paragraph 8(d) shall be considered null and void and of no force or effect. During such restricted transfer period, each certificate and account evidencing such shares of common stock shall bear an appropriate legend or stop transfer order, respectively, referring to the terms, restrictions and conditions applicable to the transfer of such shares.

9.	Withdrawal Or Termination Of Participation.
(a)    Withdrawal. A Participant may, preceding the termination date of a Purchase Period, withdraw all payroll deductions then credited to his or her account by giving written notice to his or her Participating Employer. Upon receipt of such notice of withdrawal, all payroll deductions credited to the Participant’s account will be paid to him or her and no further payroll deductions will be made for such Participant during that Purchase Period. In such case, no option shall be granted the Participant under that Purchase Period. Partial withdrawals of payroll deductions may not be made. In order to be effective, this notice must be provided to the Participating Employer by the date during the Purchase Period specified by the Senior Vice President, Chief Human Resources Officer (or such other individual as may be designated by the Committee).
(b)    Termination Of Employment. If a Participant’s employment shall be terminated for any reason prior to the termination date of any Purchase Period in which he or she is participating, no option shall be granted to such Participant under the Plan and the payroll deductions credited to his or her account shall be returned to him or her.
(c)    Death. If the Participant dies before the termination date of any Purchase Period of the Plan in which he or she is participating, the payroll deductions credited to the Participant’s account shall be paid to the Participant’s estate.

10.	Stock Reserved For Options.

(a)    Twenty-two million (22,000,000) shares of common stock of the Company, ten cents ($.10) par value per share (or the number and kind of securities to which such shares may be adjusted in accordance with Paragraph 12), are reserved for issuance upon the exercise of options granted under the Plan. Shares subject to the unexercised portion of any lapsed or expired option may again be subject to option under the Plan.
(b)    If, as of the beginning of a Purchase Period, the total number of shares of common stock for which options are to be granted for the Purchase Period exceeds the number of shares then remaining available under the Plan (after deduction of all shares for which options have been exercised or are then outstanding) and if the Committee does not elect to cancel such Purchase Period pursuant to Paragraph 4, the Committee shall make a pro rata allocation of the shares remaining available in as nearly a uniform and equitable manner as practicable. In such event, the payroll deductions to be made pursuant to the Plan that would otherwise become effective on such commencement date shall be reduced accordingly. The Committee shall give written notice of such reduction to each Participant affected.
(c)    The Participant (or, if permitted pursuant to Paragraph 10(d) hereof, the joint tenant named thereunder) shall have no rights as a shareholder with respect to any shares subject to the Participant’s option until the date of issuance of such shares to such Participant. No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property), distributions or other rights for which the record date is prior to the issuance date of such stock, except as otherwise provided pursuant to Paragraph 12.
(d)    The shares of common stock to be delivered to a Participant pursuant to the exercise of an option under the Plan will be registered in the name of the Participant or, if the Committee permits and the Participant so directs by written notice to the Committee prior to the termination date of that Purchase Period of the Plan, in the names of the Participant and one other person as joint tenants with rights of survivorship, to the extent permitted by law. Any shares of stock so registered in the names of the Participant and his or her joint tenant shall be subject to any applicable restrictions on the right to transfer such shares during such Participant’s lifetime as otherwise provided in Paragraph 8 hereof.

11.
Accounting And Use of Funds. Payroll deductions for each Participant shall be credited to an account established under the Plan. A Participant may not make any separate cash payments into such account. Such account shall be solely for bookkeeping purposes and no separate fund or trust shall be established hereunder. All funds from payroll deductions received or held by the Participating Employers under the Plan may be used, without limitation, for any corporate purpose by the Participating Employers who shall not be obligated to segregate such funds. Such accounts shall not bear interest.

12.
Adjustment Provision. Subject to any required action by the shareholders of the Company, in the event that (i) the issued and outstanding shares of common stock of the Company are changed into or exchanged for a different number or kind of shares or securities of the Company or of another issuer, (ii) additional shares or new or different securities are distributed with respect to the outstanding shares of the common stock of the Company, through a reorganization or merger to which the Company is a party, or through a combination, consolidation, recapitalization, reclassification, stock split, stock dividend, reverse stock split, spin-off transaction, stock consolidation or other capital change or adjustment, effected without receipt of consideration by the Company, or (iii) should the value of outstanding shares of Common Stock be substantially reduced as a result of a spin-off transaction or an extraordinary dividend or distribution, then equitable adjustments shall automatically be made to (a) the maximum number and class of securities issuable under the Plan, (b) the number and class of securities and the price per share in effect under each outstanding option, and (c) the maximum number and class of securities purchasable by each Participant (or, in total by all Participants if any such limitation is in effect) under the Plan on any one purchase date.
In the event of a Corporate Transaction, the Board of Directors may either: (i) amend or adjust the provisions of this Plan to provide for the acceleration of the current Purchase Period and the exercise of options thereunder; or (ii) continue the Plan with respect to completion of the then current Purchase Period and the exercise of options thereunder. In the event of such continuance, Participants shall have the right to exercise their options as to an equivalent number of shares of stock of the corporation succeeding the Company by reason of such sale, merger, consolidation, liquidation or other event, as provided pursuant to Section 424(a) of the Internal Revenue Code, or any successor provision. The grant of an option pursuant to the Plan shall not limit in any way the right or power of the Company or Board of Directors to make adjustments, reclassifications, reorganizations or changes in the Company’s capital or business structure or to merge, consolidate, dissolve, liquidate, sell or transfer all or any part of its business or assets.

13.	Non-Transferability Of Options. Options granted under any Purchase Period of the Plan shall not be transferable and shall be exercisable only by the optionee.
Neither payroll deductions credited to a Participant’s account, nor any rights with regard to the exercise of an option or the receipt of common stock under any Purchase Period of the Plan may be assigned, transferred, pledged or otherwise disposed of in any way by the Participant. Any such attempted assignment, transfer, pledge or other disposition shall be null and void and without effect, except that a Participating Employer may, at its option, treat such act as an election to withdraw funds in accordance with Paragraph 9(a).

14.
Amendment and Termination. The Plan may be terminated at any time by the Board of Directors provided that, except as permitted pursuant to Paragraph 12, no such termination will take effect with respect to any completed Purchase Period. Also, the Board may, from time to time, amend the Plan as it may deem proper and in the best interests of the Company or as may be necessary to comply with Section 423 of the Internal Revenue Code or other applicable laws or regulations, provided that no such amendment shall, without prior approval of the stockholders of the Company: (a) increase the total number of shares for which options may be granted under the Plan (except as provided in Paragraph 12); (b) permit payroll deductions at a rate in excess of ten percent (10%) of a Participant’s compensation or such other permissible maximum contribution established by the Committee or Senior Vice President, Chief Human Resources Officer (or such other individual as may be designated by the Committee); (c) impair any outstanding option without the consent of the optionee (except as provided in Paragraph 12); (d) change the Employees or class of Employees eligible to participate under the Plan; or (e) materially increase the benefits accruing to Participants under the Plan.

15.
Notices. All notices or other communications in connection with the Plan or any Purchase Period thereof shall be in the form specified by the Committee and shall be deemed to have been duly given when sent to the Participant at his or her last known address, or the Participant’s designated personal representative or beneficiary, or to the Participating Employer or its designated representative, as the case may be.

16.    Alteration of Plan Terms to Comply with Foreign Law; Establishment of Non-Statutory Plans. Notwithstanding any other provision of the Plan, the Committee or the Senior Vice President, Chief Human Resources Officer of the Company (or such other individual as may be designated by the Committee) may, in order to comply with the laws in other countries in which the Company and its Subsidiaries operate or have participants, (i) modify the terms and conditions of the Plan as applicable to individuals outside the United States to comply with applicable foreign laws; (ii) establish sub-plans and modify administrative procedures and other terms and procedures, to the extent such actions may be necessary or advisable (any such sub-plans and/or modifications shall be attached to this Plan as appendices); and (iii) take any action deemed advisable to comply with any necessary local governmental regulatory exemptions or approvals; provided, however, that no action may be taken hereunder that would violate any securities law, tax law or any other applicable law or cause the Plan not to comply with Section 423 of the Internal Revenue Code of 1986, as amended.